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                                                                      Exhibit 99
Press Release
For:              Catawba Valley Bank
Release Date:     Immediate
Contact:          Steve Aaron, 828/431-2300

                        Shareholders Approve Bank Merger;
         United Community Bancorp to Acquire Northwestern National Bank

     HICKORY - Shareholders, in separate meetings Thursday (Dec. 19), approved the transaction that will all allow United Community Bancorp, a multi-bank holding company in Hickory, NC, to acquire Northwestern National Bank of Wilkesboro, NC.

     United Community Bancorp is the holding company for Catawba Valley Bank, Hickory, NC, and First Gaston Bank, Gastonia, NC. The combined assets of the banks now exceed $539 million. The merger will be completed December 31, 2002. Northwestern National Bank will be merged into Catawba Valley Bank, and the Northwestern branches will operate under the name Northwestern Bank, a division of Catawba Valley Bank.

     Northwestern serves four mountain counties with six branches in Wilkesboro, North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone.

     Catawba Valley Bank currently serves three offices in Hickory and one in Newton-Conover. Branches in Statesville and Mooresville will open in August, 2003.

     First Gaston Bank operates five offices, all in Gaston County, with Gastonia, Belmont, Mt. Holly, Stanley, and Dallas.

     Additionally, Catawba Valley Bank offers a Mortgage Center in Hickory, and United Community Bancorp holds Community Mortgage, based in Wilkesboro. The holding company also provides nonbank products through a subsidiary, Valley Financial Services, Inc., serving customers with insurance, trusts, investments, annuities, and similar products for wealth management.

     United Community Bancorp paid approximately $35 million to acquire the assets of Northwestern.

     "We see a lot of positives in this merger," Catawba Valley Bank president Steve Aaron said. "We're very compatible, and we are glad to connect contiguous markets and to enhance the diversity of our market. Now, we have branches from the Virginia line to the South Carolina line. Our customers live along waterways such as Lake Norman, Lake Hickory, and the Kerr Scott Reservoir. Our branches are near Interstates 40, 77 and 85, plus well traveled highways across much of the region. Those are much desired locations.

     "Each of our branches is the community bank in each location, and our employees are well rooted in each community. We're known as the local banker, local teller, local lender. Our success is directly linked to people with long-term relationships in the area. Northwestern customers will find the same offices, same faces, and some additional products and services. "

     Northwestern Bank president Ron Shoemaker, who will be a regional president for Northwestern branches, said he sought a partner for carrying the bank to a higher level. "We had spent 10 years developing our bank, and we knew it was time to increase


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presence. We believe this helps create the finest banking franchise in western
North Carolina."

     The merger leads to various economies of scales. The banks can share data processing, product development and marketing, accounting, auditing, compliance, human resources, and other overlapped areas.

     The shareholder vote for each bank was overwhelming in support of the recommendation.

     Stock for the holding company is listed under the symbol UCBB on the NASDAQ board.

                                                               December 20, 2002